Exhibit 10.1

NOBEL LEARNING COMMUNITIES, INC.

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of January 15, 2010, among Nobel Learning Communities, Inc., a Delaware corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to the Credit Agreement, as Guarantors (the “Guarantors”), the several financial institutions from time to time party to the Credit Agreement, as Lenders (the “Lenders”), and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent (the “Administrative Agent”).

PRELIMINARY STATEMENTS

A. The Borrower, the Guarantors, the Lenders, and the Administrative Agent entered into that certain Amended and Restated Credit Agreement, dated as of June 6, 2008 (such Amended and Restated Credit Agreement, as the same has been amended prior to the date hereof, being referred to herein as the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENTS.

Upon satisfaction of the conditions precedent set forth in Section 2 below, the following provisions of the Credit Agreement shall be amended as set forth below:

1.1. Section 1.2(b) of the Credit Agreement is hereby amended by deleting the phrase “Section 1.8” appearing therein and substituting the phrase “Section 1.8 or Section 1.16” in lieu thereof.

1.2. Section 1.2(b) of the Credit Agreement is hereby further amended by adding a new sentence to the end thereof to read as follows:

Notwithstanding anything contained herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if a default of any Lender’s obligations to fund under Section 1.2(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements with Borrower or such Lender satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Lender.

1.3. The definition of “Base Rate” appearing in Section 1.3(a) of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

1.4. The definition of “Eurodollar Reserve Percentage” appearing in Section 1.3(b) of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

1.5. Section 1.13(c) of the Credit Agreement is hereby amended and restated in it entirety to read as follows:

“(c) any Lender is then a Defaulting Lender, or”

1.6. Section 1 of the Credit Agreement is hereby amended by adding a new Section 1.16 thereto to read as follows:

Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Commitments or an extension of the maturity date of such Lender’s Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any commitment fee payable to Lenders pursuant to Section 2.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the L/C Issuer for its use and benefit); (d) the utilization of Revolving Credit Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer at any time during the Defaulting Lender Period with respect to such

Defaulting Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Percentage of L/C Obligations then outstanding (to be, held by the Administrative Agent as set forth in Section 9.4 hereof). No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.16, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.16. The rights and remedies against a Defaulting Lender under this Section 1.16 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

1.7. Section 5.1 of the Credit Agreement is hereby amended by amending and restating the following defined terms appearing therein to read in their entirety as follows:

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL FUNDED DEBT/EBITDA RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR REVOLVING CREDIT COMMITMENT FEE SHALL BE:

V	Greater than or equal to 2.50 to 1.00	2.75%	3.75%	0.70%

IV	Less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	2.50%	3.50%	0.60%

III	Less than 2.00 to 1.0, but greater than or equal to 1.50 to 1.00	2.00%	3.00%	0.50%

II	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1.00	1.75%	2.75%	0.45%

I	Less than 1.00 to 1.00	1.50%	2.50%	0.40%

The Applicable Margin shall be established based on the Total Funded Debt/EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next

Pricing Date. For purposes hereof, the term “Pricing Date” means, (i) for any fiscal quarter of the Borrower, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof and (ii) the consummation date of any Permitted Acquisition. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level V shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“EBITDA” means, with reference to any period (each, a “Test Period”), Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for the Borrower and its Subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets for the Borrower and its Subsidiaries for such period, (d) non-cash compensation granted during such period, including any such charges resulting from stock options, restricted stock grants, other equity incentive programs, or deferred compensation plans (e) for any fiscal quarter, non-cash losses in an amount reasonably acceptable to the Administrative Agent resulting from impairment charges arising from the application of ASC (Accounting Standards Codification) 350 or 360 (f) non-cash charges as updated to Schedule 5.1 resulting from exit and disposal activities arising from the application of ASC 420 or 450, (g) expenses incurred through the Borrower’s fiscal year ended on or about June 30, 2012 in connection with Department of Justice litigation; provided, however, that the aggregate amount of such expense added back pursuant to this clause (g) shall not exceed $550,000 in any one fiscal year and (h) transaction expenses associated with any Permitted Acquisition and other non-recurring costs, provided, however, that the aggregate amount of such expense and costs added back pursuant to this clause (h) during the term of this Agreement shall not exceed $500,000 in any one fiscal year, less the sum of (i) interest income and extraordinary gains for such period, (ii) any cash expenditures incurred by the Borrower and its Subsidiaries during such Test Period and charged against the exit and disposal activities reserve as set forth on Schedule 5.1 hereof for such Test Period, and (iii) any cash expenditures incurred by the Borrower and its Subsidiaries during such Test Period and charged against deferred compensation plan liabilities referred to in clause (d) above. EBITDA shall be calculated on a pro forma basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effect on the first day of such Test Period, and EBITDA shall be calculated to include (i) the historical EBITDA of the Acquired Business (whether positive or negative) to the extent such historical EBITDA (A) is evidenced by the financial statements or financial due diligence analysis delivered to the Administrative Agent pursuant to clauses (c), (f) and, to the extent required, (g) of the definition of Permitted Acquisition, subject to any cash or non-cash adjustments or consented to by the Required Lenders, or (B) is evidenced (in the case where the Total Consideration for such Acquired Business is less than $2,000,000) by (I) such financial statements or financial due diligence analysis delivered to the Administration Agent, at the Borrower’s option, described in clauses (c), (f) or (g) of the definition of Permitted Acquisition, subject to any cash or non-cash adjustments consented to by the Administrative Agent or (II) otherwise approved by the Administrative Agent (provided that any such adjustment resulting in an addition to EBITDA in excess of $500,000 shall be subject to the approval of the Required Lenders) in each case, for the period from the first day of such Test Period to, but not including, the date of the consummation of such Permitted Acquisition (the “Consummation Date”) and (ii) the actual EBITDA of the Acquired Business for the period from the Consummation Date to, and including, the last day of the Test Period. The historical EBITDA of any Acquired Businesses acquired less than twelve months prior to the date hereof to be included in the calculation of EBITDA shall be set forth in Schedule 5.1 hereto. The Borrower may adjust the items referred to in clause (f) above appearing on Schedule 5.1 hereto from time to time by delivering an amended Schedule 5.1 with any Compliance Certificate required to be delivered pursuant to Section 8.5 hereof, subject to the review and approval of such amended Schedule by the Administrative Agent which approval shall not be unreasonably withheld.

“Federal Funds Rate” means the fluctuating interest rate per annum described in clause (i) of part (b) of the definition of Base Rate appearing in Section 1.3(a) hereof.

1.8. Section 5.1 of the Credit Agreement is hereby further amended by adding thereto the following new defined terms appearing in alphabetical order to read as follows:

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earlier of the following dates: (i) the date on which all Revolving Credit Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Credit Commitments.

1.9. Section 8.9 is hereby amended by (i) striking the word “and” appearing at the end of clause (l) thereof, (ii) striking the period appearing at the end of clause (m) thereof and substituting therefore a semi-colon followed by the word “and” and (iii) adding thereto a new clause (n) which reads as set forth below:

(n) notes receivable constituting consideration received in connection with an asset disposition made in compliance with Section 8.10(f) of this Agreement.

1.10. Section 8.21(a) of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

(a) Total Funded Debt/EBITDA Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods set forth below, permit the Total Funded Debt/EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:

FOUR FISCAL QUARTER PERIODS ENDING ON OR ABOUT	TOTAL FUNDED DEBT/EBITDA RATIO SHALL NOT BE GREATER THAN:

Closing Date through September 30, 2009	3.00 to 1.0

December 31, 2009 and each fiscal quarter end thereafter	2.50 to 1.0

1.11. Section 8.21(b) of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

(b) Minimum EBITDA. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods set forth below, permit EBITDA for the four fiscal quarters of the Borrower ending on such day to be less than the corresponding amount set forth opposite such day:

FOUR FISCAL QUARTER PERIODS ENDING ON OR ABOUT	MINIMUM FOUR FISCAL QUARTER EBITDA

Closing Date through March 31, 2009	$15,500,000

June 30, 2009 and September 30, 2009	$17,000,000

December 31, 2009 and each fiscal quarter end thereafter	$14,500,000

provided, however, that the minimum EBITDA requirements set forth above for each period ending on or after the date of a Permitted Acquisition shall increase (but shall in no extent decrease) by an amount equal to 75% of the historical EBITDA (to the extent positive) of the Acquired Business for the most recent four fiscal quarter period of the Acquired Business ended on or prior to the date of such Permitted Acquisition to the extent such historical EBITDA is included in the calculation of EBITDA to give effect to such Permitted Acquisition including after giving effect to any cash or non-cash adjustments thereto consented to by the Required Lenders.

1.12. Section 9.4 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b), Section 1.16 or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrower shall have made payment of all such obligations referred to in subsection (a) above required under Section 1.8(b), if any, at the request of the Borrower the Administrative Agent shall release to the Borrower such amounts held in the Collateral Account so long as at the time of release and after giving effect thereto no Default or Event of Default exists; (ii) with respect to cash collateral provided under Section 1.16 hereof, if the Defaulting Lender period with respect to the relevant Defaulting Lender has terminated, at the request of the Borrower the Administrative Agent shall release to the Borrower such amounts held in the Collateral Account so long as at the time of release and after giving effect thereto no Default or Event of Default exists; (iii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or Section 9.3 hereof, so long as no other Obligations remain due and unpaid hereunder the Administrative Agent shall release to the Borrower such amounts held in the Collateral Account; and (iv) if any Letter of Credit with respect to which the Borrower has prepaid or cash collateralized its obligations with respect thereto shall terminate or the stated amount thereof shall be reduced, then the Administrative Agent shall release to the Borrower from the Collateral Account that amount of the funds contained therein which exceeds the aggregate stated amount of all Letters of Credit remaining outstanding after giving effect to such termination or reduction so long as at the time of release and after giving effect thereto no Default or Event of Default exists.

1.13. Schedule I to Exhibit E to the Credit Agreement is hereby amended in its entirety and as so amended shall be replaced in the Schedule I attached to this Amendment.

SECTION 2. CONDITIONS PRECEDENT.

Upon the satisfaction of all of the following conditions precedent, this Amendment shall become effective as of the date hereof:

2.1. The Borrower, the Required Lenders and the Administrative Agent shall have executed and delivered this Amendment.

2.2. The Borrower shall have paid to the Administrative Agent all fees agreed to in the Fee Letter between the Borrower and the Administrative Agent and shall have paid to the Administrative Agent for the ratable account of each Lender which executes and delivers this Amendment prior to 5:00 p.m. Central Standard Time on January 15, 2010, the amendment fee (the “Amendment Fee”) in an aggregate amount equal to 0.25% of such Lender’s Revolving Credit Commitment as of the closing date of this Amendment.

2.3. The Guarantors shall have executed and delivered to the Administrative Agent their consent to this Amendment in the form set forth below.

SECTION 3. REPRESENTATIONS.

In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent and the Lenders that after giving effect to this Amendment as of the date hereof the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except that (a) the representations contained in Section 6.2 shall be deemed to refer to the most recent list of subsidiaries of Borrower delivered to the Administrative Agent prior to the date hereof, and (b) the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Administrative Agent) and the Borrower is in compliance with the terms and conditions of the Credit Agreement, as amended by this Amendment, and no Default or Event of Default has occurred and is continuing, or will result from the consummation of the transactions contemplated hereby, under the Credit Agreement, as amended by this Amendment.

SECTION 4. MISCELLANEOUS.

4.1. The Borrower and the Guarantors heretofore executed and delivered to the Lenders certain Collateral Documents. Each of the Borrower and the Guarantors hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and the Lenders thereunder, the obligations of the Borrower and Guarantors thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2. Except as specifically consented to, waived or amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.3. The Administrative Agent and the Lenders will be indemnified against all losses, liabilities, claims, damages and expenses relating to or arising out of the loan documents, the transactions contemplated hereby or the Borrower’s use of loan proceeds, including without limitation environmental problems, such indemnity to include without limitation reasonable attorneys’ fees and settlement costs (as further described in the Credit Agreement).

4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[SIGNATURE PAGE TO FOLLOW]

This First Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.

“BORROWER”

NOBEL LEARNING COMMUNITIES, INC.

By	/s/ Thomas Frank
	Name	Thomas Frank
	Title	CFO

“ADMINISTRATIVE AGENT”

BANK OF MONTREAL, as Administrative Agent

By	/s/ Pauline Christopher
	Name	Pauline Christopher
	Title	Vice President

“LENDERS”

BMO CAPITAL MARKETS FINANCING, INC.

By	/s/ Pauline Christopher
	Name	Pauline Christopher
	Title	Vice President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By	/s/ Devin Roccisano
	Name	Devin Roccisano
	Title	Associate

CITIZENS BANK OF PENNSYLVANIA

By	/s/ Eric Tweer
	Name	Eric Tweer
	Title	Senior Vice President

TRISTATE CAPITAL BANK

By	/s/ Timothy A. Merriman
	Name	Timothy A. Merriman
	Title	Senior Vice President

SUNTRUST BANK

By	/s/ Paul Deerin
	Name	Paul Deerin
	Title	Vice President

GUARANTORS’ ACKNOWLEDGEMENT AND CONSENT

Each of the undersigned, pursuant to Section 12 of the Credit Agreement, has, inter alia, guaranteed the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability. Each of the undersigned hereby consents to the First Amendment to Amended and Restated Credit Agreement as set forth above and confirms that its aforementioned Guaranty and all of the undersigned’s obligations thereunder remain in full force and effect. Each of the undersigned further agrees that the consent of the undersigned to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained.

MERRYHILL SCHOOLS NEVADA, INC.

By	/s/ Thomas Frank
	Name	Thomas Frank
	Title	President

NEDI, INC.

By	/s/ Thomas Frank
	Name	Thomas Frank
	Title	Assistant Treasurer

ENCHANTED CARE LEARNING CENTER INC.

By	/s/ Thomas Frank
	Name	Thomas Frank
	Title	Vice President

LAUREL SPRINGS SCHOOL

By	/s/ Thomas Frank
	Name	Thomas Frank
	Title	Chairman

SCHEDULE I

TO COMPLIANCE CERTIFICATE

NOBEL LEARNING COMMUNITIES, INC.

COMPLIANCE CALCULATIONS

FOR AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF JUNE 6, 2008

CALCULATIONS AS OF                    ,

A.	Total Funded Debt/EBITDA Ratio (Section 8.21(a))

	1.	Total Funded Debt	$

	2.	Net Income for past 4 quarters	$

	3.	Interest Expense for past 4 quarters	$

	4.	Income taxes for past 4 quarters	$

	5.	Depreciation and Amortization Expense for past 4 quarters	$

	6.	Non-cash compensation expense	$

	7.	Non-cash losses	$

	8.	Scheduled EBITDA Adjustment - non-cash expenditures	$

	9.	Department of Justice litigation expenses	$

	10.	Transaction expenses	$

	11.	Interest income and extraordinary gains for past 4 quarters	$

	12.	Scheduled EBITDA Adjustment - cash expenditures	$

	13.	Cash expenditures charged against deferred compensation	$

	14.	Sum of Lines A2, A3, A4, A5, A6, A7, A8, A9 and A10 minus Line A11, A12 and A13 (“EBITDA”)	$

	15.	Ratio of Line A1 to A14		:1.0

	16.	Line A15 ratio must not exceed		:1.0

	17.	The Borrower is in compliance (circle yes or no)		yes/no

B.	Minimum EBITDA (Section 8.21(b))

	1.	EBITDA for past 4 quarters (from Line A14)	$

	2.	Minimum Required EBITDA per Section 8.21(b)	$

	3.	75% of EBITDA of each Permitted Acquisition	$

	4.	EBITDA shall not be less than (sum of Line B2 and B3)	$

	5.	The Borrower is in compliance (circle yes or no)		yes/no

C.	Fixed Charge Coverage Ratio (Section 8.21(c))

	1.	EBITDA for past 4 quarters (from Line A14)	$

	2.	Net Capital Expenditures for past 4 quarters	$

	3.	Difference of Line C1 minus Line C2	$

	4.	Cash Principal payments for past 4 quarters	$

	5.	Cash Interest Expense for past 4 quarters	$

	6.	Cash Dividends for past 4 quarters	$

	7.	Cash Income taxes for past 4 quarters	$

	8.	Earn Out Payouts for past 4 quarters	$

	9.	Sum of Lines C4, C5, C6, C7 and C8	$

	10.	Ratio of Line C3 to Line C9		:1.0

	11.	Line C10 ratio must not be less than		:1.0

	12.	The Borrower is in compliance (circle yes or no)		yes/no

D.	Capital Expenditures (Section 8.21(d))

	1.	Year-to-date Capital Expenditures	$

	2.	Year-to-date Capital Expenditures financed with proceeds of an Event of Loss	$

	3.	Difference of Line D1 minus Line D2	$

	4.	Maximum permitted amount[1]	$

	5.	The Borrower is in compliance (circle yes or no)		yes/no

[1]	Increased by up to 50% of unused CapEx from previous fiscal year.